Exhibit 99.1

StockerYale Announces First Quarter 2007 Financial Results

Record Revenues Increase 68% Year-Over-Year, Gross Profits Increase 52% Year-Over-Year

on Strong Performance across All Core Product Lines

SALEM, N.H, April 26, 2007 — StockerYale, Inc. (NASDAQ: STKR), a leading independent provider of photonics-based products today announced its financial results for the first quarter ended March 31, 2007. All 2007 and 2006 numbers have been adjusted for the results from the date of acquisition of Photonic Products Ltd. on October 31, 2006.

First Quarter 2007 Financial Highlights

•	Revenues increased 68% year-over-year and 28% quarter-over-quarter to $7.5 million due to strong performance across all core product lines.

•	Bookings reached a record $8.7 million and backlog was a record $9.6 million at March 31, 2007.

•	Gross profit increased 52% year-over-year and 50% quarter-over-quarter to $2.6 million.

•	Research and development expense increased 10%, but declined as a percentage of revenue from 16% to 10%.

•	Operating loss declined 20% quarter-over-quarter.

•	EBITDA loss declined 47% year-over-year and 71% quarter-over-quarter to $0.1 million.

•	Long-term debt decreased 7% compared with year-end 2006.

First Quarter 2007 Business Highlights

•	Patent-pending Flat-top lasers gains traction in the bio-detection market.

•	Lasiris™ PowerLine and PureBeam lasers added to growing family of structured light lasers.

•	New circular-polarization-maintaining fibers, new erbium-doped fiber and fibers for RGB imaging and laser diode pigtails added to suite of specialty optical fiber products.

•	New IT initiatives include the appointment of Chief Information Officer Stephen A. Koski and implementation of a customer relationship management (CRM) platform.

•	Headcount was 204 at March 31, 2007 compared with 202 at December 31, 2006.

“First quarter revenue for our chip-on-board LEDs and specialty optical fibers demonstrated strong growth both year-over-year and sequentially, and all product categories are performing at a record run rate,” said Mark W. Blodgett, Chairman and Chief Executive Officer. “We are enthusiastic about our prospects for continuing growth and bottom line improvement for the remainder of the year based on our record first quarter revenue growth, favorable customer reception of new products and our involvement in significant new OEM projects. We are in the process of reengineering the way we take product to market and we expect to see positive results from first quarter investments in CRM and marketing,” added Blodgett.

“We are continuing to evaluate synergistic and profitable photonics businesses consistent with our criteria for attractive and complementary product line acquisitions,” Blodgett stated.

First Quarter 2007 Financial Results

Net sales were a record $7.5 million for the first quarter of 2007, a 68% increase over $4.4 million for the first quarter of 2006, and a 28% increase compared with $5.8 million for the fourth quarter of 2006. Photonic Products revenue accounted for 59% of the total revenue growth and 35% of total revenue for the first quarter of 2007. LED revenues increased 69% year-over-year and 4% quarter-over-quarter, laser and associated diode revenue grew 96% year-over-year and 36% quarter-over-quarter, and optical component revenues (mainly specialty optical fiber) grew 43% year-over-year and 30% quarter-over-quarter.

Bookings for the first quarter of 2007 reached a record $8.7 million and backlog was $9.6 million at March 31, 2007.

Gross profit was a record $2.6 million for the first quarter of 2007, an increase of 52% from $1.7 million for the first quarter of 2006, and an increase of 50% from $1.7 million in the fourth quarter of 2006. First quarter 2007 gross margin was 34% compared with 38% in the comparable year-ago quarter due to the inclusion of Photonic Products’ mix of distributed and manufactured products and associated overhead expense. First quarter 2007 gross margin of 34% represents an increase of 360 basis points over fourth quarter 2006 gross margin of 31%, primarily as a result of increased laser line volume at StockerYale Canada.

Operating expenses totaled $3.3 million for the first quarter of 2007, increasing 32% year-over-year and 20% quarter-over-quarter, primarily due to the additional operating expenses of Photonic Products, along with infrastructure investments being made by management in the areas of IT, Sarbanes Oxley compliance and sales and marketing. Non-cash amortization of intangible assets increased $0.2 million. Research and development spending increased by 10% to $0.8 million, but declined as a percentage of revenue to 10% from 16%. Sales and marketing and general and administrative expense increased 40%, or $0.7 million, but declined as a percentage of revenue to 33% from 40%.

Operating loss for the first quarter was $1.0 million compared with operating losses of $0.9 million for the first quarter of 2006 and $1.2 million for the fourth quarter of 2006.

Other expenses, which include primarily non-cash debt discount and financing costs, increased by $0.4 million, or 121%, for the first quarter of 2007. Net loss including discontinued operations was $1.6 million or $(0.05) per share compared with $1.2 million or ($0.04) per share for the first quarter of 2006 and $1.6 million or $0.05 per share for the fourth quarter of 2006.

EBITDA loss decreased to $0.1 million for the first quarter of 2007 compared to $0.2 million for the first quarter of 2006 and $0.4 million for the fourth quarter of 2006.

StockerYale reiterates full year 2007 outlook for annual revenue in the range of $30 to $34 million, gross margin in the range of 37% to 42% and positive EBITDA for the year ending December 31, 2007.

Conference Call and Webcast

Management will conduct a conference call with simultaneous webcast today at 5:00 p.m. Eastern Time to discuss first quarter 2007 financial results and comment on business trends.

Interested parties may participate in the live conference call by dialing 800-274-0873 (international dial-in 719-457-2684). No passcode is required for the call. A live webcast of the conference call may be accessed by visiting the Investor Relations section of the StockerYale website at www.stockeryale.com.

A telephonic replay of the conference call will be available through May 10, 2007 by dialing 888-203-1112 (international dial-in 719-457-0820) and entering passcode 8528142. The webcast will be archived on the Company’s web site for one year.

Use of Non-GAAP Financial Measures

The Company provides non-GAAP financial measures, such as EBITDA, to complement its consolidated financial statements presented in accordance with GAAP. Non-GAAP financial measures do not have any standardized definition and, therefore, are unlikely to be comparable to similar measures presented by other reporting companies. These non-GAAP financial measures are intended to supplement the user's overall understanding of the Company's current financial and operating performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by identifying certain expenses, gains and losses that, when excluded from the GAAP results, may provide additional understanding of the Company's core operating results or business performance, which management uses to evaluate financial performance for purposes of planning for future periods. However, these non-GAAP financial measures are not intended to supersede or replace the Company's GAAP results.

The company uses EBITDA (earnings before interest, taxes, depreciation and amortization) as a non-GAAP financial measure in this press release. A reconciliation of EBITDA to the operating loss before discontinued operations for the first quarter of 2007 is as follows:

	Three Months Ended March 31,
	2007	2006
Net Loss	$(1,631)	$(1,245)
(Income)/Loss from discontinued operations	(18)	39
Plus
Interest expense (net)	465	177
Depreciation	466	463
Intangible asset amortization	307	80
Stock based compensation	101	94
Taxes	(83)	—
Amortization debt discount and financing costs	267	155

EBITDA Loss	$(126)	$(237)

Consolidated Statements of Operations

($ In thousands except per share data)

	Three Months Ended March 31,
	2007	2006
Net Sales	$7,476	$4,441
Cost of Sales	4,904	2,752

Gross Profit	2,572	1,689

Research & Development Expenses	770	703
Selling, General & Administrative Expenses	2,495	1,780
Amortization of Intangible Assets	307	80

Operating Loss	(1,000)	(874)

Interest & Other Income/(Expense)	(154)	(14)
Amortization of Debt Discount & Financing Costs	267	155
Interest Expense	311	163

Loss before taxes from Continuing Operations	(1,732)	(1,206)
Tax benefit	(83)	—

Net Loss from Continuing Operations	(1,649)	(1,206)
Gain/(Loss) from Discontinued Operations	18	(39)

Net Loss	$(1,631)	$(1,245)

Loss Per Share from Continuing Operations	($0.05)	($0.04)
Loss Per Share from Discontinued Operations	($0.00)	($0.00)

Net Loss Per Share	($0.05)	($0.04)

Weighted Average Shares Outstanding	34,047,221	28,465,002

Consolidated Condensed Balance Sheets

ASSETS	March 31, 2007	December 31, 2006
Current Assets	$10,278	$9,832
Property, Plant & Equipment, Net	10,960	11,255
Other Assets	13,511	13,892

Total Assets	$34,749	$34,979

LIABILITIES AND STOCKHOLDERS EQUITY
Current Liabilities	$8,306	$8,541
Long Term Debt	8,799	9,512
Long Term Lease and Other Liabilities	4,634	4,736
Stockholders Equity	13,010	12,190

Total Liabilities & Stockholders Equity	$34,749	$34,979

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, New Hampshire, is an independent designer and manufacturer of structured light lasers, LED modules, and specialty optical fibers for industry leading OEMs. In addition, the company manufactures fluorescent lighting products and phase masks. The Company serves a wide range of markets including the machine vision, industrial inspection, defense, telecommunication, sensors, and medical markets. StockerYale has offices and subsidiaries in the U.S., Canada, and Europe. For more information about StockerYale and their innovative products, visit the Company's web site at www.stockeryale.com

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact, including without limitation, those with respect to StockerYale's goals, plans and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: uncertainty that cash balances may not be sufficient to allow StockerYale to meet all of its business goals; uncertainty that StockerYale's new products will gain market acceptance; the risk that delays and unanticipated expenses in developing new products could delay the commercial release of those products and affect revenue estimates; the risk that one of our competitors could develop and bring to market a technology that is superior to those products that we are currently developing; and StockerYale's ability to capitalize on its significant research and development efforts by successfully marketing those products that the Company develops. Forward-looking statements represent management's current expectations and are inherently uncertain. You should also refer to the discussion under "Factors Affecting Operating Results" in StockerYale's annual report on Form 10-KSB and the Company’s quarterly reports on Form 10-QSB for additional matters to be considered in this regard. Thus, actual results may differ materially. All Company, brand, and product names are trademarks or registered trademarks of their respective holders. StockerYale undertakes no duty to update any of these forward-looking statements.

Contact:

The Piacente Group

Brandi Piacente, 212-481-2050

brandi@thepiacentegroup.com

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